                                                                    Exhibit 5
MOBIL CORPORATION


                                               3225 GALLOWS ROAD
                                               FAIRFAX, VIRGINIA 22037-0001
                                               TELEPHONE:  (703) 846-5064
                                               FACSIMILE:     (703) 846-2226

                                               RALPH N. JOHANSON, JR.
                                               MANAGING COUNSEL
                                               CORPORATE, FINANCE AND SECURITIES



                                               November 11, 1998



Mobil Corporation
3225 Gallows Road
Fairfax, Virginia 22037-0001

Dear Sirs:

         I refer to the Registration Statement which the Mobil Oil Corporation Employee Stock Ownership Plan Trust (the "ESOP Trust") and Mobil Corporation ("Mobil") propose to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to debt securities (the "Securities") having an aggregate initial public offering price of up to $475,000,000 which are to be issued by the ESOP Trust and which are to be guaranteed by Mobil. The Securities will be issued under an indenture, dated as of February 1, 1990, as amended (the "Indenture"), among the ESOP Trust, Mobil and U.S. Bank Trust National Association, the successor trustee to Continental Bank, National Association (the "Indenture Trustee").

         I (or lawyers under my supervision) have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of government officials and corporate officers and representatives and have reviewed and discussed other papers and matters of fact and law as I have deemed relevant and necessary as a basis for the following opinions. I have assumed the authenticity of all documents submitted as originals and the conformity with the original documents of any copies of such documents submitted for examination.

         In this regard, I am of the opinion that:

         1. Mobil is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         2. The execution and delivery by Mobil of the Indenture and the guaranties by Mobil to be endorsed on the Securities (the "Guaranties") have been duly authorized by appropriate corporate action.

         3. The Indenture is a valid and binding agreement of Mobil enforceable against Mobil in accordance with its terms. The Securities, upon (x) the due authorization and execution thereof by the ESOP Trustee on behalf of the ESOP Trust, (y) the authentication thereof by the Indenture Trustee in accordance with the Indenture, and (z) the delivery thereof to, and payment therefor by, the purchasers thereof, will constitute valid and binding obligations of the ESOP Trust enforceable against the ESOP Trust in accordance with their respective terms, except that recourse against the assets of the ESOP Trust may be substantially limited as set forth in Section 11.12 of the Indenture. When the Securities are duly executed and authenticated in accordance with the terms of the Indenture and delivered, the Guaranties will be valid and binding obligations of Mobil enforceable against Mobil in accordance with their terms. The enforceability of the Indenture, the Securities and the Guaranties is subject to bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors' rights generally and to general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law). The Securities are entitled to the benefits of the Indenture.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. I also consent to the making of the statement with respect to me in the related prospectus under the heading "Legal Opinions."


                                               Very truly yours,

                                               /s/ Ralph N. Johanson, Jr.

                                               Ralph N. Johanson, Jr.
                                               Managing Counsel
                                               Corporate, Finance and Securities


                                       2